Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities of Southwest Gas Holdings, Inc. The Offer (as defined below) is being made solely by the Offer to Purchase of IEP Utility Holdings LLC, a wholly-owned subsidiary of Icahn Enterprises Holdings L.P., a co-bidder, dated October 27, 2021, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares (as defined below). The Offer is not being made to, nor will tenders be accepted from or on behalf of, stockholders residing in any jurisdiction in which making or accepting the Offer would violate that jurisdiction’s laws or any administrative or judicial action pursuant thereto. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of IEP Utility Holdings LLC, if at all, only by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash

Any and All Outstanding Shares of Common Stock

Including the Associated Rights

of

SOUTHWEST GAS HOLDINGS, INC.

at

$75.00 Net Per Share

by

IEP UTILITY HOLDINGS LLC

a wholly-owned subsidiary of

ICAHN ENTERPRISES HOLDINGS L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 27, 2021, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED.

The Offer is being made by IEP Utility Holdings LLC, a Delaware limited liability company (the “Offeror”), and a wholly-owned subsidiary of Icahn Enterprises Holdings L.P., a Delaware limited partnership, that is a co-bidder, to purchase any and all of the issued and outstanding shares of common stock, par value $1.00 per share (the “Common Stock”), of Southwest Gas Holdings, Inc. (the “Company”) (including the associated rights issued pursuant to the Rights Agreement, dated October 10, 2021 (as it may be amended from time to time, the “Rights Agreement”), between the Company and Equiniti Trust Company, as Rights Agent, that are issued and outstanding (the “Rights” and, together with the Common Stock, the “Shares”)), for $75.00 per Share in cash, without interest, less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 27, 2021 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related letter of transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offeror will pay all charges and expenses of Harkins Kovler, LLC, as Information Agent (the “Information Agent”), and Continental Stock Transfer & Trust Company, as Depositary (the “Depositary”), incurred in connection with the Offer. The Offeror will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

The Offer is not conditioned upon the Offeror obtaining any financing, any due diligence review of the Company or any minimum number of Shares being tendered. The Offer is subject to the following conditions: (i) the Rights Agreement has been validly terminated or the Rights have been redeemed and are otherwise inapplicable to the Offer; (ii) the Company’s board of directors has waived the applicability of Article 7(A) of the Company’s Certificate of Incorporation to the purchase of the Shares by the Offeror in the Offer; (iii) the Company has not issued, and has not authorized or proposed the issuance, of any equity securities or equity-linked securities, subject to certain ordinary course exceptions, other than pursuant to a rights offering that treats all stockholders equally; and (iv) the receipt of any required governmental or regulatory approvals which, in each case, have not been appealed and are no longer appealable, and do not impose any Burdensome Conditions (as defined in the Offer to Purchase), including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Offer is also subject to other customary conditions. See Section 14 of the Offer to Purchase.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and pay for any and all Shares that are validly tendered and not properly withdrawn on or prior to the Expiration Date promptly after the Expiration Date. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase on or prior to the Expiration Date, and either (i) certificates representing tendered Shares and, if certificates have been issued in respect of Rights prior to the Expiration Date, certificates representing the associated Rights, must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth in Section 2 of the Offer to Purchase (and confirmation of receipt of such delivery must be received by the Depositary), in each case, on or prior to the Expiration Date or (ii) the guaranteed delivery procedures set forth in the Offer to Purchase must be complied with. No alternative, conditional or contingent tenders will be accepted.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn prior to the Expiration Date when, as and if the Offeror gives oral or written notice to the Depositary, as agent for the tendering stockholders, of the Offeror’s acceptance for payment of such Shares. Payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving such payment from the Offeror and transmitting such payment to tendering stockholders. Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Offeror to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. The Offeror does not intend to provide a subsequent offering period under Rule 14d-11 of the Exchange Act but reserves the right to do so. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE.

The Offeror expressly reserves the right, in its sole discretion, at any time and from time to time, and subject to complying with applicable federal securities laws and the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder (the “Securities Laws”) and the rules and regulations of the New York Stock Exchange: (i) to extend the period of time during which the Offer is open, which may delay acceptance for payment of, and the payment for, any Shares; (ii) to waive any of the conditions to the Offer; or (iii) to amend the Offer, including by increasing the consideration offered, by giving oral or written notice of such extension, waiver or amendment to the Depositary and making a public announcement thereof. The Offeror may extend the Offer for any period required by the Securities Laws or the staff of the SEC or as required by applicable law. In addition, if the Regulatory Approval Condition (as defined in the Offer to Purchase) has not been satisfied prior to the time of the Company’s 2022 Annual Meeting and at least 35% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn at such time (excluding the 4.9% of Shares beneficially owned by affiliates of the Offeror), then the Offeror intends to continue extending the Expiration Date for at least six months following the Company’s 2022 Annual Meeting. Under these circumstances, the Offeror also intends to ask the Company’s stockholders to vote on a proposal at the 2022 Annual Meeting to approve calling a special meeting of the Company’s stockholders and requiring the Company’s board of directors to put forth at such special meeting the election of the slate of directors nominated by affiliates of the Offeror following the satisfaction of the Regulatory Approval Condition. Moreover, if, at the time of the initial Expiration Date and/or at the time of any subsequent Expiration Date of the Offer, at least 35% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn at such time (excluding the 4.9% of Shares beneficially owned by affiliates of the Offeror), then the Offeror must extend the Expiration Date for at least another sixty days.

The rights reserved by the Offeror in the preceding paragraphs are in addition to the Offeror’s rights pursuant to Section 14 of the Offer to Purchase. Any extension, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act.

If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer or if the Offeror waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum 10-business-day period generally is required to allow for adequate dissemination to stockholders and investor response. Accordingly, if, prior to the Expiration Date, the Offeror decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Tenders of Shares made pursuant to the Offer may be withdrawn (i) at any time prior to the Expiration Date or (ii) at any time after sixty days following October 27, 2021, the date of the Offer to Purchase, unless theretofore accepted for payment by the Offeror. If all conditions to the Offer have been satisfied on the Expiration Date, the Offeror will deposit with the Depositary the proceeds required to consummate the Offer and will promptly accept for payment and pay for all properly tendered Shares that have not been withdrawn. The Offeror will not accept Shares for payment unless all conditions to the Offer have been satisfied or waived.

For a withdrawal of Shares tendered to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares and the certificate(s), if any, representing the associated Rights, are registered, if different from that of the person who tendered such Shares. If certificates for Shares or the certificates, if any, for the associated Rights to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on the particular certificates evidencing such Shares or associated Rights, as applicable, to be withdrawn must also be furnished to the Depositary prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company (“DTC”) to be credited with such withdrawn Shares and must otherwise comply with DTC’s procedures.

The receipt by a holder of Shares of cash in exchange for its Shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. In general, a holder of Shares will recognize gain or loss equal to the difference between (i) the amount of cash received pursuant to the Offer and (ii) its adjusted tax basis in the Shares exchanged therefor. For a more detailed description of certain United States federal income tax consequences of the Offer, see the Offer to Purchase. Each holder of Shares should consult its tax advisor about the particular tax consequences to such holder of exchanging Shares in the Offer.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

A request is being made to the Company for the use of its stockholder list and security position listing for the purposes of disseminating the Offer to Purchase (and the related Letter of Transmittal and other relevant materials) to the holders of Shares. Upon compliance by the Company with such request, the Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

THIS SUMMARY ADVERTISEMENT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, WHICH CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

The Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery are being filed with the SEC and will be made available through the SEC’s web site at http://www.sec.gov/. Any questions or requests for assistance or for additional copies of the Offer to Purchase, the related Letter of Transmittal and other related tender offer materials may be directed to the Information Agent at its address and telephone numbers set forth below, and copies will be furnished promptly at the Offeror’s expense.

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

By Mail or Overnight Courier: Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004 Attention: Corporate Actions Department

By Facsimile Transmission

(for eligible institutions only): 212-616-7610

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Corporate Actions Department

The Information Agent for the Offer is:

Harkins Kovler, LLC

3 Columbus Circle, 15th Floor

New York, NY 10019

Banks and Brokerage Firms Please Call Collect: +1 (212) 468-5380

All Others Call Toll-Free: +1 (800) 326-5997

Email: swx@harkinskovler.com

October 27, 2021